                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                   FORM 8-K/A

                           AMENDMENT TO CURRENT REPORT
                    FILED PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

       DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): DECEMBER 30, 2000
                               (OCTOBER 30, 2000)

                               EDGAR ONLINE, INC.
               (EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

           DELAWARE                     0-26071                 06-1447017
(STATE OR OTHER JURISDICTION          (COMMISSION            (I.R.S. EMPLOYER
       OF INCORPORATION)              FILE NUMBER)           IDENTIFICATION NO.)

                              50 WASHINGTON STREET
                           NORWALK, CONNECTICUT 06854
             (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES, WITH ZIP CODE)

                                 (203) 852-5666
              (REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE)

The undersigned registrant hereby amends the following items, financial statements, exhibits, or other portions of the Current Report on Form 8-K filed by the registrant on November 9, 2000 as set forth on the pages attached hereto:

ITEM 7.   Financial Statements, Pro Forma Financial Information And Exhibits

      (A)     Financial Statements Of Business Acquired

              Financial Insight Systems, Inc.:
              Financial Statements for the Years Ended December 31, 1997, 1998 and 1999 and Independent Auditors Report

                         FINANCIAL INSIGHT SYSTEMS, INC.

                              Financial Statements

                        December 31, 1997, 1998 and 1999

                   (With Independent Auditors' Report Thereon)

                          INDEPENDENT AUDITOR'S REPORT


The Board of Directors
Financial Insight Systems, Inc.


We have audited the accompanying balance sheets of Financial Insight Systems, Inc. as of December 31, 1998 and 1999 and the related statements of operations, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Financial Insight Systems, Inc. as of December 31, 1998 and 1999 and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States of America.


                                               KPMG LLP

October 27, 2000
McLean, Virginia

                         FINANCIAL INSIGHT SYSTEMS, INC.

                                 Balance Sheets

                                                                                                     SEPTEMBER 30,
                                                                          DECEMBER 31,                   2000
                      ASSETS                                        1998               1999           (UNAUDITED)
                                                                 -----------         ---------         ---------
Current assets:
   Cash and cash equivalents                                     $     5,953             3,980           637,686
   Accounts receivable, net of allowance for doubtful
       accounts                                                      643,109         1,084,600         1,213,980
   Deferred taxes                                                       --              14,194              --
   Income taxes recoverable                                             --                --             979,500
   Prepaid expenses                                                    8,190              --              16,153
                                                                 -----------         ---------         ---------

                    Total current assets                             657,252         1,102,774         2,847,319

Property and equipment, net                                          438,783           577,275           851,219
Investments                                                             --              50,182              --
                                                                 -----------         ---------         ---------

Total assets                                                     $ 1,096,035         1,730,231         3,698,538
                                                                 ===========         =========         =========

       LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
   Accrued expenses                                              $    62,102            76,631           576,596
   Accounts payable                                                  113,144            93,430           357,767
   Checks in excess of cash                                           62,601            22,651              --
   Amounts due to stockholder                                         21,578            24,315            31,985
   Income taxes payable                                               17,986           336,762              --
   Deferred taxes                                                    112,160              --                --
   Line of credit                                                    200,000           200,000           475,000
                                                                 -----------         ---------         ---------

                    Total current liabilities                        589,571           753,789         1,441,348
                                                                 -----------         ---------         ---------

                    Total liabilities                                589,571           753,789         1,441,348
                                                                 -----------         ---------         ---------

Stockholders' equity:
   Common stock, no par value, 1,000,000 shares
       authorized, 410,000 shares issued and outstanding at
       December 31, 1999 and 1998 respectively, and 500,000
       issued and outstanding at September 30, 2000                2,655,100         2,271,600         5,518,060
   Deferred stock-based compensation                              (1,350,452)           (2,572)         (877,951)
   Accumulated deficit                                              (798,184)       (1,292,586)       (2,382,919)
                                                                 -----------         ---------         ---------

                    Total stockholders' equity                       506,464           976,442         2,257,190
                                                                 -----------         ---------         ---------

Total liabilities and stockholders' equity                       $ 1,096,035         1,730,231         3,698,538
                                                                 ===========         =========         =========

See accompanying notes to financial statements.

                        FINANCIAL INSIGHT SYSTEMS, INC.

                            Statements of Operations

                                                                                                               NINE MONTHS ENDED
                                                                                                                  SEPTEMBER 30,
                                                                        YEARS ENDED DECEMBER 31,               1999          2000
                                                                   1997           1998          1999       (UNAUDITED)   (UNAUDITED)
                                                                -----------     ---------     ---------     ---------     ---------
Revenues                                                        $ 2,309,126     3,910,133     6,414,386     4,594,258     6,055,738

Cost of revenues (including stock-based compensation of
  $-0-, $363,440 and $373,077 in the years ended 1997,
  1998 and 1999, respectively and $283,348 and $380,774
  in the nine month periods ended September 30, 1999
  and 2000, respectively)                                           862,988     1,723,823     2,617,741     1,748,326     2,786,074
                                                                -----------     ---------     ---------     ---------     ---------

  Gross profit                                                    1,446,138     2,186,310     3,796,645     2,845,932     3,269,664

Operating expenses:
  General and administrative (including stock-based
  compensation of $-0-, $941,108 and $591,303 in 1997,
  1998 and 1999, respectively, and $446,356 and $1,353,877
  in the nine month periods ended September 30, 1999 and
  2000, respectively)                                             1,191,471     2,540,665     3,153,515     2,143,559     3,318,354

  Product development (including stock-based compensation
  of $258,930 in the nine month period ended September 30,
  2000)                                                             289,290       417,621       814,302       516,111     1,278,843
                                                                -----------     ---------     ---------     ---------     ---------

                                                                  1,480,761     2,958,286     3,967,817     2,659,670     4,597,197
                                                                -----------     ---------     ---------     ---------     ---------

  Income (loss) from operations                                     (34,623)     (771,976)     (171,172)      186,262    (1,327,533)

Interest and other income                                             8,636        38,420        24,726        12,250         6,548
Interest expense and other, net                                      (1,796)      (10,756)      (10,804)      (10,119)      (34,872)
                                                                -----------     ---------     ---------     ---------     ---------

Income (loss) before income taxes                                   (27,783)     (744,312)     (157,250)      188,393    (1,355,857)

Provision (benefit) for income taxes                                 (6,513)      203,104       337,152       357,544      (615,806)
                                                                -----------     ---------     ---------     ---------     ---------

Net loss                                                        $   (21,270)     (947,416)     (494,402)     (169,151)     (740,051)
                                                                ===========      ========      ========      ========      ========

See accompanying notes to financial statements.

                       FINANCIAL INSIGHT SYSTEMS, INC.

                  Statements of Changes in Stockholders' Equity

                                                                                                           RETAINED
                                                        COMMON STOCK                    DEFERRED           EARNINGS
                                                        SHARES ISSUED      COMMON      STOCK-BASED       ACCUMULATED
                                                        (IN THOUSANDS)     STOCK      COMPENSATION         DEFICIT          TOTAL
                                                         -----------    -----------   ------------      -------------   -----------
Balance at December 31, 1996                                     185           $100            --           170,502         170,602


Net loss                                                        --             --              --           (21,270)        (21,270)
                                                         -----------    -----------   ------------       -----------    -----------

Balance at December 31, 1997                                     185            100            --           149,232         149,332

Additional shares issued to founder                              225           --              --              --              --

Deferred stock-based compensation                               --        2,655,000      (2,655,000)           --              --

Amortization of deferred stock-based
      compensation                                              --             --         1,304,548            --         1,304,548

Net loss                                                        --             --              --          (947,416)       (947,416)
                                                         -----------    -----------   ------------       -----------    -----------

Balance at December 31, 1998                                     410      2,655,100      (1,350,452)       (798,184)        506,464

Net loss                                                        --             --              --          (494,402)       (494,402)

Deferred stock-based compensation                               --         (383,500)        383,500            --              --

Amortization of deferred stock-based
      compensation                                              --             --           964,380            --           964,380
                                                         -----------    -----------   ------------       -----------    -----------

Balance at December 31, 1999                                     410      2,271,600          (2,572)     (1,292,586)        976,442

Net loss (unaudited)                                            --             --              --          (740,051)       (740,051)

Dividend paid (unaudited)                                       --             --              --          (350,282)       (350,282)

Deferred stock-based compensation (unaudited)                   --        2,868,960      (2,868,960)           --              --

Amortization of deferred stock-based
      compensation (unaudited)                                  --             --         1,993,581            --         1,993,581

Issue of stock (unaudited)                                        90        377,500            --              --           377,500
                                                         -----------    -----------   ------------       -----------    -----------

Balance at September 30, 2000 (unaudited)                        500     $5,518,060        (877,951)     (2,382,919)      2,257,190
                                                         ===========    ===========   ============       ===========    ===========

See accompanying notes to financial statements.

                            FINANCIAL INSIGHT SYSTEM

                            Statements of Cash Flows

                                                                                                             NINE MONTHS ENDED
                                                                                                                SEPTEMBER 30,
                                                                           YEAR ENDED DECEMBER 31,            1999         2000
                                                                      1997          1998         1999      (UNAUDITED) (UNAUDITED)
                                                                   ----------     --------     --------     --------     --------
Cash flows from operating activities:
    Net loss                                                       $  (21,270)    (947,416)    (494,402)    (169,151)    (740,051)
    Adjustments to reconcile net loss to net cash
          used in operating activities:
                Amortization of stock-based compensation                 --      1,304,548      964,380      729,704    1,993,581
                Depreciation and amortization                          71,105       98,566      177,632      100,151      158,398
                Allowance for doubtful accounts                          --           --           --           --          7,375
                Deferred taxes                                        (73,761)     113,300     (126,354)    (120,000)      14,194
                Changes in assets and liabilities:
                       Accounts receivable                            184,500     (427,773)    (441,491)    (576,826)    (136,755)
                       Other current assets                              --         (8,190)       8,190      (11,731)     (16,153)
                       Accounts payable and accrued expenses           36,604        2,113       (5,185)     156,092      764,302
                       Amounts due to stockholder                     (49,017)      16,841        2,737        2,052        7,670
                       Checks in excess of cash                        80,182      (91,766)     (39,950)     (12,651)     (22,651)
                       Income taxes payable/recoverable                (5,322)      14,646      318,776      364,014   (1,316,262)
                                                                   ----------     --------     --------     --------     --------

                       Total adjustments                              244,291    1,022,285      858,735      630,805    1,453,699
                                                                   ----------     --------     --------     --------     --------

                       Net cash provided by operating activities      223,021       74,869      364,333      461,654      713,648
                                                                   ----------     --------     --------     --------     --------

Cash flows from investing activities:
    Purchase of investments                                              --           --        (50,182)     (50,182)    (300,100)
    Purchases of property and equipment                              (219,458)    (274,573)    (316,124)    (214,171)    (432,342)
                                                                   ----------     --------     --------     --------     --------
                       Net cash used in investing activities         (219,458)    (274,573)    (366,306)    (264,353)    (732,442)
                                                                   ----------     --------     --------     --------     --------

Cash flows from financing activities:
    Issue of common stock                                                --           --           --           --        377,500
    Borrowings under line of credit, net                                 --        200,000         --           --        275,000
    Repayment of line of credit                                          --           --           --       (200,000)        --
                                                                   ----------     --------     --------     --------     --------

                       Net cash provided by financing activities         --        200,000         --       (200,000)     652,500
                                                                   ----------     --------     --------     --------     --------

                       Net increase/(decrease) in cash and cash
                       equivalents                                      3,563          296       (1,973)      (2,699)     633,706

Cash and cash equivalents at beginning of year                          2,094        5,657        5,953        5,953        3,980
                                                                   ----------     --------     --------     --------     --------

Cash and cash equivalents at end of year                           $    5,657        5,953        3,980        3,254      637,686
                                                                   ==========     ========     ========     ========     ========
Supplemental disclosure of cash flow information:

Interest paid                                                      $    2,696        6,344        5,659        5,659       48,309
                                                                   ==========     ========     ========     ========     ========

Income taxes paid                                                  $   72,570       75,158      144,730      113,530      686,262
                                                                   ==========     ========     ========     ========     ========

Non-cash distribution of investments to shareholder                $     --           --           --           --        350,282
                                                                   ==========     ========     ========     ========     ========

See accompanying notes to financial statements.

                       FINANCIAL INSIGHT SYSTEMS, INC.

                        Notes to Financial Statements

                        December 31, 1997, 1998, 1999

      (Information related to September 30, 1999 and 2000 subsequent to
                       December 31, 1999 is unaudited)


(1)    DESCRIPTION OF BUSINESS AND ACQUISITION

       Financial Insight Systems, Inc. (the Company), was founded in 1995 and develops and supports Internet-based financial and business system solutions. Its products assist Companies in providing their clients with access to up-to-date company and market news and information. The Company also provides consulting services in the areas of database design and maintenance, web strategy and special projects.

       On October 18, 2000 the Company entered into an Agreement and Plan of Merger with FIS Acquisition Corp., a wholly-owned subsidiary of EDGAR Online, Inc. under which FIS Acquisition Corp. acquired on October 30, 2000 (the Acquisition), all issued and outstanding shares of common stock of the Company. Consideration for the transaction consisted of $11,765,000 in cash, a series of two year 7.5% Senior Subordinated Secured Promissory Notes of EDGAR Online, Inc. in the principal amount of $6 million and 2,450,000 restricted shares of common stock of Edgar Online, Inc.


(2)    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

       (a)    REVENUE RECOGNITION

              Revenue from short term fixed price contracts which call for specific contract deliverables is recognized on completion of the contract and on receipt of customer acceptance that the contractual terms have been satisfied. Revenue from time and materials type contracts is recognized as earned. Revenue from contracts which require the Company to provide specified services over a period of time are recognized as those services are delivered.

       (b)    CASH AND CASH EQUIVALENTS

              The Company considers all highly liquid investments with original maturities of ninety days or less to be cash equivalents.

       (c)    PROPERTY AND EQUIPMENT

              Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets, generally three to seven years. Leasehold improvements are amortized using the straight-line method over the estimated useful lives of the assets or the term of the leases, whichever is shorter.

       (d)    RECOVERY OF LONG LIVED ASSETS

              The Company's policy is to review its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. The Company measures whether an impairment loss exists when the sum of the expected future undiscounted cash flows is less than the carrying amount of the asset. The measurement of the impairment loss to be recognized is based upon the difference between the fair value and the carrying amount of the assets.

       (e)    SALES AND MARKETING EXPENSES

              The Company expenses sales and marketing expenses when incurred. Advertising expenses were $7,562, $17,997 and $26,115 in 1997, 1998 and 1999 respectively.

       (f)    INCOME TAXES

              Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and for operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

                       FINANCIAL INSIGHT SYSTEMS, INC.

                        Notes to Financial Statements

                        December 31, 1997, 1998, 1999

      (Information related to September 30, 1999 and 2000 subsequent to
                       December 31, 1999 is unaudited)


       (g)    STOCK-BASED TRANSACTIONS

              The Company accounts for stock-based transactions with employees in accordance with Statement of Financial Accounting Standards
              (SFAS) No. 123, "Accounting for Stock-Based Compensation" (SFAS
              123). In accordance with SFAS 123, the Company has elected to measure stock-based employee compensation arrangements in accordance with the provisions of APB No. 25, "Accounting for Stock Issued to Employees," (APB 25) and comply with the disclosure provisions of SFAS No. 123. Under APB 25, compensation expense is measured based on the difference, if any, on the date of grant between the fair value of the Company's common stock and the exercise price.

        (h)   CONCENTRATION OF RISK AND FINANCIAL INSTRUMENTS

              Financial instruments that potentially subject the Company to significant concentration of credit risk consist of accounts receivable. The most significant concentrations of credit risk at December 31, 1998 and 1999 related to two customers who comprised 31% and 59%, and 35% and 46%, of the Company's total gross receivable balance respectively. No other customers accounted for more than 10% of accounts receivable at either December 31, 1998 or 1999. The Company has not experienced any significant credit losses to date from any one customer.

              The Company's customers are almost entirely based in the United States. One customer accounted for 83%, 80% and 73% of gross revenues in the years ended December 31, 1997, 1998 and 1999 respectively. No other customer accounted for more than 15% of sales during 1997, 1998 or 1999.

       (i)    FAIR VALUE OF FINANCIAL INSTRUMENTS

              The fair value of the Company's cash and cash equivalents, accounts receivable, accounts payable, accrued liabilities and line of credit at December 31, 1998 and 1999, approximate their financial statement carrying value because of the short-term maturity of these instruments.

       (j)    COMPREHENSIVE INCOME

              The Company adopted the provisions of SFAS No. 130, "Reporting Comprehensive Income" (SFAS 130) during 1998. SFAS 130 requires the Company to report in its financial statements, in addition to its net income (loss), comprehensive income (loss), which includes all changes in equity during a period from non-owner sources including, as applicable, foreign currency items, minimum pension liability adjustments and unrealized gains and losses on certain investments in debt and equity securities. The Company does not have any items of comprehensive income (loss) that are not included in net income (loss).

       (k)    SEGMENTS

              The Company operates in a single reportable segment.

       (l)    INVESTMENTS

              The Company records its less than 20% owned investments at cost. Management believes that the fair market value of its investments are not lower than original cost.

       (m)    UNAUDITED INTERIM FINANCIAL INFORMATION

              The interim balance sheet of the Company as of September 30, 2000 and the statements of operations, changes in stockholders' equity and cash flows for the nine months ended September 30, 1999 and 2000 are unaudited. Certain information and note disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary for the fair preparation of the financial position and results of operations and cash flows, have been included in such unaudited financial statements. The results of operations for the nine months ended September 30, 2000 are not necessarily indicative of the results to be expected for the entire year.

                       FINANCIAL INSIGHT SYSTEMS, INC.

                        Notes to Financial Statements

                        December 31, 1997, 1998, 1999

      (Information related to September 30, 1999 and 2000 subsequent to
                       December 31, 1999 is unaudited)


      (n)    USE OF ESTIMATES IN FINANCIAL STATEMENTS

              The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


(3)    PROPERTY AND EQUIPMENT

       Property and equipment at December 31, 1998 and 1999 is summarized as follows:

                                                 1998                1999
                                               ---------           -------
      Equipment, furniture and fixtures        $ 134,618           188,648
      Computers                                  367,576           572,722
      Automobiles                                 67,163            64,754
      Leasehold improvements                      48,126            69,510
                                               ---------           -------

                 Subtotal                        617,483           895,634

      Less:  Accumulated depreciation
             and amortization                   (178,700)         (318,359)
                                               ---------           -------

                                               $ 438,783           577,275
                                               =========           =======

       Depreciation and amortization expense for the years ended December 31, 1997, 1998 and 1999 was $71,105, $98,566 and $177,632, respectively.


(4)    ACCRUED EXPENSES

       Accrued expenses consist of the following at December 31, 1998 and 1999:

                                     1998            1999
                                    -------         ------
       Accrued pension costs        $35,535           --
       Accrued rent                  26,567         76,631
                                    -------         ------

                                    $62,102         76,631
                                    =======         ======

       The Company matches pension contributions made by certain employees into personal pension plans. The Company does not operate any pension or similar post retirement benefit plans. Accrued pension costs relates to amounts due but not yet remitted by the Company.


(5)    LINE OF CREDIT

       In October 1998, the Company entered into an agreement with Potomac Valley Bank for a $200,000 line of credit. This agreement was extended in April 2000 to a $500,000 line of credit. This facility is repayable on demand. The interest rates at December 31, 1998 and 1999 were 8.25% and 9.0% respectively. The interest rate is 1/2% over the Potomac Valley
       Bank Prime Rate of Interest.

                       FINANCIAL INSIGHT SYSTEMS, INC.

                        Notes to Financial Statements

                        December 31, 1997, 1998, 1999

      (Information related to September 30, 1999 and 2000 subsequent to
                       December 31, 1999 is unaudited)


(6)    STOCKHOLDER LOANS

       The principal stockholder of the Company has advanced funds to and borrowed funds from the Company at various times. Interest has been charged at 1% on the average monthly outstanding balance. Included within interest expense and other, net for fiscal 1998 and 1999 is interest charged to the Company under this arrangement of $5,921 and $2,737 respectively. Included within interest and other income in fiscal 1997 is $3,362 charged to the principal stockholder under this arrangement. For the nine months ended September 30, 1999 and 2000 interest expense associated with these stockholder loans was $2,052 and $7,683, respectively.

 (7)   INCOME TAXES

       Income tax expense (benefit) for the years ended December 31, 1997, 1998 and 1999 consists of:

                                             CURRENT            DEFERRED            TOTAL
                                            ---------           --------            -----
       Year ended December 31, 1997:
           U.S. Federal                     $  53,556           (58,742)           (5,186)
            State and local                     13,692           (15,019)           (1,327)
                                             -------            --------            -----

                                            $  67,248           (73,761)           (6,513)
                                            =========           =======            ======

       Year ended December 31, 1998:
           U.S. Federal, inclusive of
           valuation allowance              $  73,302           178,604           251,906
           State and local                     16,502           (65,304)          (48,802)
                                            ---------           -------            ------

                                            $  89,804           113,300           203,104
                                            =========           =======           =======

       Year ended December 31, 1999:
           U.S. Federal, inclusive
           of valuation allowance             382,985           (36,058)          346,927
           State and local                     80,521           (90,296)           (9,775)
                                            ---------           -------            ------

                                              463,506          (126,354)          337,152
                                            =========           =======           =======

       The Company's tax expense (benefit) differed from the amount computed using the federal statutory rate of 34% as follows:

                                                    1997              1998              1999
                                                 ---------          --------           -------
       Expected federal income tax at 34%        $  (9,446)         (253,066)          (53,466)
       State taxes                                  (1,327)          (48,802)           (9,775)
       Effect of sur tax exemption                   2,004            32,370            11,307
       Other permanent differences                   2,256             1,881             1,228
       Valuation allowance                            --             470,721           387,858
                                                 ---------          --------           -------

                                                 $  (6,513)          203,104           337,152
                                                 =========           =======           =======

       All income tax liabilities are expected to be paid within one year of the balance sheet date.

                       FINANCIAL INSIGHT SYSTEMS, INC.

                        Notes to Financial Statements

                        December 31, 1997, 1998, 1999

      (Information related to September 30, 1999 and 2000 subsequent to
                       December 31, 1999 is unaudited)


       The Company's deferred tax assets (liabilities) as of December 31, 1998 and 1999 are as follows:

                                                    1998                1999
                                                  ---------            ------
      Deferred tax asset:
       Depreciation                               $ (19,158)           (8,227)
       Stock-based compensation                     470,721           858,579
       Other short term timing differences          (93,002)           22,421
       Valuation allowance                         (470,721)         (858,579)
                                                  ---------            ------
                                                  $(112,160)           14,194
                                                  =========            ======

       The Company may receive a tax deduction at a future date in respect of the stock-based compensation reflected in the income statement
       (see events subsequent to December 31, 1999 below). The availability of the deduction will depend on the vesting and subsequent exercise of the options related to this stock-based compensation. As the events that are required to occur to generate such a deduction are not under the direct control of the Company but rather, require employees of the Company to take certain actions, management did not consider the generation of such a deduction as more likely that not. Accordingly, management has created a valuation allowance against the deferred tax asset that arises as of December 31, 1998 and 1999 in connection with this stock-based compensation expense.

       During the nine months ended September 30, 2000, certain stock options were exercised by employees. These exercises generated a tax deduction for the Company of approximately $4,750,000 and a corresponding tax benefit of approximately $1,800,000.

       In the nine months ended September 30, 2000, largely as a result of the above tax deductions, the Company generated a net operating loss of approximately $4,100,000. Of this amount, approximately $1,750,000 is expected to be realized through carryback to recover approximately $630,000 of income taxes paid for the years ended December 31, 1997, 1998 and 1999. In addition, the income taxes recoverable at September
       30, 2000 includes the recovery of estimated income tax payments of $349,200 made for 2000. The tax benefit associated with the $2,350,000 net operating losses available for carryforward at September 30, 2000 has been recorded as a deferred tax asset with a valuation allowance of like amount as management has concluded that realization of the tax benefit is not considered more likely than not. Should these tax benefits be realized, approximately $300,000 of the reduction in the valuation allowance would be recorded as a decrease to income tax expense for that portion relating to stock-based compensation expense previously recorded and $600,000 would be credited to paid in capital since no compensation expense has been previously recorded.

       During the nine months ended September 30, 2000, the valuation allowance increased by a net of $280,000.

(8)    STOCKHOLDERS' EQUITY

       Upon the formation of the Company in 1995, the founder was issued 100 shares of the Company's common stock for consideration of $100. The authorized capital was 1,000 shares of common stock. In 1998, the Company issued a further 225 shares of its common stock to the founder for no consideration, under a transaction which was accounted for as a stock split.

       On March 28, 2000 the Board of Directors authorized an increase in the common stock of the Company to 1,000,000 shares by way of a 1,000 for 1 stock split. All share data has been presented reflecting this 1,000 for 1 stock split.

(9)    STOCK OPTION PLANS

       Effective November 25, 1998, the Company adopted the Incentive Stock Option Plan (the Plan) whereby the Company's Board of Directors may grant stock options to officers, employees, directors and consultants. The Plan authorized the issuance of options to purchase up to 90,000 shares of the Company's common stock. The exercise price, duration of the option, and the vesting schedule for the options will be established by the Board at the date of grant. All options under the Plan were issued in 1998.
       The issued options vest in two installments with all options vesting fully by January 1, 2000 and would, absent other circumstances, expire
       10 years after grant. These options were all granted to employees of the Company.

                       FINANCIAL INSIGHT SYSTEMS, INC.

                        Notes to Financial Statements

                        December 31, 1997, 1998, 1999

      (Information related to September 30, 1999 and 2000 subsequent to
                       December 31, 1999 is unaudited)


       Option activity for the Plan during the periods indicated is as follows:

                                                                    WEIGHTED
                                                 NUMBER OF           AVERAGE
                                                  OPTIONS          OPTION PRICE
                                               --------------     ----------------
      Outstanding at December 31, 1997               --                $    --
      Granted                                    90,000                   3.50
      Exercised                                      --                     --
      Cancelled                                      --                     --
                                                   ----                -------
      Outstanding at December 31, 1998           90,000                   3.50
      Granted                                        --                     --
      Exercised                                      --                     --
      Cancelled                                 (25,000)                  3.50
                                                   ----                -------
      Outstanding at December 31, 1999           65,000                $  3.50
                                                   ====                =======

       At December 31, 1999, 32,500 options were vested and exercisable with an exercise price of $3.50 per option and a weighted average life of 9 years. The remaining 32,500 options vested and became exercisable with an exercise price of $3.50 per option on January 1, 2000. The options expire in 2008.

       At December 31, 1999, no options are available for grant under the Plan.

       Effective May 15, 2000, the Company adopted the Year 2000 Stock Option Plan (the 2000 Plan) whereby the Company's Board of Directors may grant stock options to officers, employees, directors and consultants. The Plan authorized the issuance of options to purchase up to 100,000 shares of the Company's common stock. The exercise price, duration of the option, and the vesting schedule for the options will be established by the Board at the date of grant.

       Option activity for the 2000 Plan for the nine months ended September 30, 2000 is as follows:

                                                                      WEIGHTED
                                                 NUMBER OF             AVERAGE
                                                  OPTIONS           OPTION PRICE
                                               ---------------      ------------
      Outstanding at December 31, 1999                 --             $     --
      Granted                                      51,600                 6.00
      Exercised                                   (25,000)                6.00
      Cancelled                                        --                   --
                                                    -----             --------

      Balance at September 30, 2000                26,600             $   6.00
                                                    =====             ========

       For options granted during the nine months ended September 30, 2000, 25,000 vest in equal installments over the first 24 months of employment (retroactive to original employment date) of the grantee. The remaining granted options vest in equal installments over a 48 month period commencing 12 months after the employment (retroactive to original employment date) of the grantee. Absent other circumstances, the options expire 10 years after grant. These options were all granted to employees of the Company. Of the outstanding options at September 30, 2000, 6,503 are vested and exercisable with an exercise price of $6.00 per option. The remaining outstanding options vest over periods that do not extend beyond September 30, 2005. At September 30, 2000 there are 48,400 options available for grant.

       During October 2000, the Company entered into agreements with the holders of the 6,503 options whereby the Company paid amounts totaling approximately $330,000 to grantees in exchange for the cancellation of their outstanding options. In addition, during October 2000, 20,097 options held by employees that were not vested were cancelled.

                       FINANCIAL INSIGHT SYSTEMS, INC.

                        Notes to Financial Statements

                        December 31, 1997, 1998, 1999

      (Information related to September 30, 1999 and 2000 Subsequent to
                       December 31, 1999 is unaudited)


       As discussed in note 2, the Company has elected to continue to use APB 25 to measure compensation expenses related to employee stock options and has recorded compensation expense where the exercise price of the option was less than the fair value of the stock on the date of grant. Had the Company determined compensation expense based on the fair value of the option on the grant date under SFAS 123, the Company's results of operations for the years ended December 31, 1997, 1998 and 1999 and the nine months ended September 30, 1999 and 2000 would have been reduced to the pro forma amounts indicated below.

                                                                            NINE MONTHS ENDED
                                        YEARS ENDED DECEMBER 31,              SEPTEMBER 30,
                                   ---------------------------------      --------------------
                                    1997         1998         1999         1999         2000
                                   -------      -------      -------      -------      -------
       Net loss - as reported      $21,270      947,416      494,402      169,151      740,051
                                   =======      =======      =======      =======      =======
       Net loss - pro forma        $21,270      991,196      526,766      193,640      786,716
                                   =======      =======      =======      =======      =======

       The fair value of the options granted to employees in 1998, as calculated under SFAS 123, was $30.49 per share. The fair value of the options was calculated using risk free interest rates of 4.78%, expected life of 7 years and no expected dividend yield or volatility.

       The fair value of the options granted to employees in 2000, as calculated under SFAS 123, was $57.72 per share. The fair value of the options was calculated using risk free interest rates of 6.33%, expected life of 7 years and no expected dividend yield or volatility.


(10)   COMMITMENTS AND CONTINGENCIES

       The Company leases space in Rockville, Maryland for its primary offices. Rent expense charged to income totaled $131,960, $254,313 and $464,011 for the years ended December 31, 1997, 1998 and 1999, respectively.

       Future minimum lease payments under noncancelable operating leases (with initial or remaining lease terms in excess of one year) as of December 31, 1999 are as follows:

                                                                OPERATING LEASES
                                                                ----------------
      Year ending December 31,
           2000                                                    $  449,202
           2001                                                       462,663
           2002                                                       476,549
           2003                                                       490,836
           Thereafter                                                 779,814
                                                                   ----------
                          Total                                    $2,659,064
                                                                   ==========

       In October 1998, in addition to the line of credit detailed in Note 5, the Company entered into an agreement with Potomac Valley Bank for a $208,752 letter of credit to secure the lease payments in the event of default. The letter of credit is secured by the assets of the Company. There was no balance drawn under the letter of credit at December 31, 1998 or 1999. Starting on October 1, 2000, the letter of credit will decrease by approximately $35,000 each year through September 30, 2005.

      (B)   Pro Forma Financial Information

        Effective October 30, 2000 the Company acquired Financial Insight Systems, Inc. ("FIS") for approximately $28.2 million, including acquisition costs. This acquisition was accounted for as a purchase business combination.

        The unaudited pro forma condensed consolidated balance sheet and statement of operations have been prepared by combining the historical financial statements of the Company with the historical financial statements of FIS and applying pro forma adjustments to the combined amounts assuming the acquisition had occurred as of September 30, 2000 with respect to the pro forma unaudited condensed consolidated balance sheet and as of January 1, 1999 and January 1, 2000 with respect to the unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 1999 and the nine months ended September 30, 2000.

        The pro forma financial information is intended for informational purposes only and is not necessarily indicative of the future financial position or results of operations of the consolidated company after the acquisition. In addition, the pro forma financial information is not necessarily indicative of the actual results that would have occurred had the acquisition been effected on January 1, 1999 or January 1, 2000. The pro forma balance sheet and statements of operations and accompanying notes should be read in connection with and are qualified by the historical financial statements of the Company and notes thereto.

                               EDGAR Online, Inc.
               Unaudited Pro Forma Condensed Consolidated Balance
                  Sheet as of September 30,2000 (in thousands)

                                                                                                         September 30, 2000
                                        September 30, 2000    September 30, 2000          Pro Forma              Pro Forma
                                            EDGAR Online          FIS                    Adjustments            As Adjusted
Cash and investments                          $ 17,859          $   638          $(11,765)(c)                     $  6,732
Accounts receivable, net                         1,915            1,214                                              3,129
Income tax recoverable                              --              980                                                980
Other                                              201               16                                                217
                                              --------          -------          ---------                        --------
       Total current assets                     19,975            2,848           (11,765)                          11,058

Fixed assets                                     2,587              851                                              3,438
Intangible assets                                9,002               --            25,888 (a),(b),(c),(d),(e)       34,890
Other assets                                       296               --                                                296
                                              --------          -------          ---------                        --------

                Total assets                  $ 31,860          $ 3,699          $ 14,123                         $ 49,682
                                              ========          =======          ========                         ========

Accounts payable and accrued expenses         $  2,076          $   935          $    800(e)                      $  3,811
Deferred revenue                                   773               --                                                773
Notes payable                                       --              475                                                475
Current portion of capital leases payable           75               --                                                 75
Other                                               --               32                                                 32
                                              --------          -------          ---------                        --------
       Total current liabilities                 2,924            1,442               800                            5,166

Notes payable                                       --               --             6,000(b)                         6,000
Capital leases payable, long-term                   16               --                                                 16
                                              --------          -------          ---------                        --------

       Total liabilities                         2,940            1,442             6,800                           11,182

Preferred stock                                     --               --                                                 --
Common stock                                       125            5,518            (5,493)(a),(d)                      150
Additional paid-in capital                      43,925               --              9,555(a),(d)                   53,480
Deferred compensation                               --             (878)               878                              --
Accumulated deficit                            (15,130)          (2,383)             2,383(d)                      (15,130)
                                              --------          -------          ---------                        --------
       Total stockholders equity                28,920            2,257              7,323                          38,500

                Total liabilities and
                stockholders equity           $ 31,860          $ 3,699          $  14,123                        $ 49,682
                                              ========          =======          =========                        ========

                             EDGAR(R) Online, Inc.
       Unaudited Pro Forma Condensed Consolidated Statement of Operations
             For Nine Months Ended September 30, 2000 (in thousands)

                              Nine Months Ended      Nine Months Ended
                             September 30, 2000      September 30, 2000       Pro Forma        Pro Forma As
                                EDGAR Online                FIS              Adjustments         Adjusted
Total revenues                   $  6,717                $  6,056          $     --             $ 12,773

Total cost of revenues              2,028                   2,786                --                4,814
                                 --------                --------          --------             --------
Gross profit                        4,689                   3,270                --                7,959

Operating expenses                 11,815                   4,597             1,941 (a)           18,353
                                 --------                --------          --------             --------
Loss from operations               (7,126)                 (1,327)           (1,941)             (10,394)

Other income                          905                     (28)             (766)(b),(c)          111
                                 --------                --------          --------             --------
Loss before income taxes           (6,221)                 (1,355)           (2,707)             (10,283)

Income tax expense                     --                     615                --                  615
                                 --------                --------          --------             --------

Net loss                         $ (6,221)               $   (740)         $ (2,707)            $ (9,668)
                                 ========                ========          ========             ========

Basic and diluted
weighted average shares
outstanding (d)                   12,459                                      2,450               14,909
                                 ========                                  ========             ========

Basic and diluted net loss
per share (d)                    $  (0.50)                                                      $  (0.65)
                                 ========                                                       ========

                               EDGAR Online, Inc.
       Unaudited Pro Forma Condensed Consolidated Statement of Operations
               For the Year Ended December 31, 1999 (in thousands)

                                 Year ended        Year ended                          December 31, 1999
                             December 31, 1999  December 31, 1999        Pro Forma         Pro Forma
                                EDGAR Online          FIS               Adjustments       As Adjusted
Total revenues                   $  5,249          $  6,414          $     --             $ 11,663

Total cost of revenues              1,489             2,618                --                4,107
                                 --------          --------          --------             --------
Gross profit                        3,760             3,796                --                7,556

Operating expenses                  8,677             3,968             2,588 (a)           15,233
                                 --------          --------          --------             --------
Loss from operations               (4,917)             (172)           (2,588)              (7,677)

Other income                          754                15              (802)(b),(c)          (33)
                                 --------          --------          --------             --------
Loss before income taxes           (4,163)             (157)           (3,390)              (7,710)

Income tax expense                     --              (337)               --                 (337)
                                 --------          --------          --------             --------

Net loss                         $ (4,163)         $   (494)           (3,390)              (8,047)
                                 ========          ========          ========             ========

Basic and diluted
weighted average shares
outstanding (d)                     9,805                               2,450               12,255
                                 ========                            ========             ========

Basic and diluted net
loss per share(d)                $  (0.42)                                                $  (0.66)
                                 ========                                                 ========

EDGAR Online, Inc. and Financial Insight Systems, Inc.
Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

1. On October 30, 2000, EDGAR Online, Inc. ("the Company") acquired Financial Insight Systems, Inc. (FIS), a private Maryland Corporation pursuant to the items and conditions of an agreement and plan of merger dated October 18, 2000 for approximately $28.2 million. The purchase price included (1) the issuance of 2,450,000 restricted shares of EDGAR Online common stock valued at approximately $9.6 million, (2) The payment of $17,765,000 consisting of (i) a cash payment of $11,765,000 and (ii) a series of two year 7.5% senior subordinated secured promissory notes on the total principal amount of $6,000,000 and (3) approximately $0.8 million in cash for the payment of fees and acquisition related expenses. The acquisition was accounted for under the purchase method of accounting. The unaudited pro forma condensed consolidated information has been prepared by combining the historical financial statements of the Company with the historical financial statements of FIS and applying pro forma adjustments to the combined amounts assuming the acquisition had occurred as of September 30, 2000 with respect to the pro forma unaudited condensed consolidated balance sheet and as of January 1, 1999 and 2000 with respect to the unaudited pro forma condensed consolidated statements of operations.

     The estimated excess purchase price over the fair value of the net tangible assets acquired is labeled intangibles in the accompanying pro forma unaudited condensed consolidated balance sheet based on the preliminary assignment of fair values to the net assets acquired and is being amortized over ten years, the estimated blended useful life of the intangibles.

2.   The unaudited pro forma balance sheet includes the following adjustments:

     (a) To reflect the issuance of 2,450,000 shares of EDGAR Online, Inc. common stock.

     (b)  To reflect the issuance of $6.0 million notes payable.

     (c)  To reflect cash payments.

     (d)  To reflect the retirement of all FIS equity accounts.

     (e)  To reflect costs related to the acquisition.

3. The unaudited pro forma statements of operations include the following adjustments:

     (a) To reflect the increase in amortization expense due to the amortization of intangible assets over 10 years.

     (b) To reflect interest expense related to the notes payable issued as consideration for the purchase.

     (c) To reflect the reduction in interest income had the cash consideration been paid at the beginning of the year.

     (d) Earnings per share is computed by dividing the net loss by the weighted average number of common shares outstanding. The calculation assumes that the 2,450,000 shares of the Company's common stock issued in the acquisition were outstanding for the entire period. Diluted earnings per share is the same as basic earnings per share as the potential common stock equivalents are anti-dilutive.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                               EDGAR Online, Inc.

Dated: January 12, 2001         By: /s/ Tom Vos
                                   -----------------------------------------
                                       Tom Vos
                                       President and Chief Operating Officer